Exhibit 6.21

AMENDED AND RESTATED PROMISSORY NOTE

U.S. $1,663,236	January 1, 2017

FOR VALUE RECEIVED, Ronco Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Fredrick Schulman, Attorney at Law, as Agent, or assigns (the “Holder”), the principal amount of One Million Six Hundred Sixty Three Thousand Two Hundred Thirty Six and No/100 Dollars ($1,663,236.00), together with interest on such principal amount under this Amended and Restated Promissory Note (this “Note”) at the per annum rate of eighteen percent (18%) (calculated on a monthly basis by multiplying the average daily balance of the principal outstanding during the calendar month by the interest rate then in effect), which interest shall be payable on the last day of each calendar month in arrears and as to principal, on June 30, 2018, on which date (the “Maturity Date”) all outstanding principal and accrued but unpaid interest shall be due and payable. This Note amends and restates in its entirety the Promissory Note between the Company and Holder dated as of June 30, 2013, in the principal amount of $1,100,000, which, following the execution and delivery of this Note shall be deemed of no further force or effect. The parties hereby acknowledge and agree that Holder is acting as agent hereunder for the benefit of Angelo Balbo Management, LLC.

1.       Payments. Amounts payable on this Note shall be paid in cash and shall be made by wire transfer of immediately available U.S. Dollars to such account of the Holder as the Holder shall designate in writing to the Company.

2.       Subordination. All payments due under this Note shall be subordinated to the prior payment by the Company of all amounts that are borrowed by the Company, from time to time, from a bank or other lender and that are secured by the accounts receivable and the inventory, or other assets of the Company; provided, however, so long as the Company is not in default of its obligations to such bank or other lender with respect to such borrowings, the Company shall not be prohibited from paying the interest accruing under this Note. At the request of such bank or other institutional lender, the Holder shall execute and deliver to such bank or other institutional lender a subordination agreement in connection with the foregoing containing such terms and conditions as may be reasonably requested by such bank or other lender.

3.       Prepayment. The Company may prepay this Note in whole or in part at any time without penalty upon not less than three (3) days’ prior notice. Upon prepayment of this Note in part and upon written request by the Company, the Holder shall surrender this Note and the Company shall issue a substitute note of like tenor in the amount of the then unpaid principal amount. Upon payment of this Note in full, this Note shall be surrendered by the Holder and cancelled.

4.       Withholding. If required by any Federal, state or local law, the Company shall withhold any required amounts from payments due to the Holder for payment to the appropriate taxing authority, provided that prior to any such withholding, the Company shall provide the Holder with notice that such withholding is required by law and provide the Holder with the opportunity to contest such claim prior to paying any amounts to any such authority. Notwithstanding the foregoing, the Company may make such payments in its sole and absolute discretion. Any amounts so withheld hereunder will be treated as a payment by the Company to the Holder.

5.       Events of Default. The entire unpaid principal amount under this Note shall forthwith become and be due and payable if any one or more of the following events (herein called “Events of Default”) shall have occurred and be continuing:

(a)	the Company shall fail to pay any amounts owed hereunder when due and such default continues for a period of ten (10) days (referred to herein as the “grace period”);

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(b)	if the Company shall:

(i)	admit in writing its inability to pay its debts generally as they become due;
(ii)	file a petition in bankruptcy or a petition to take advantage of any insolvency act;
(iii)	make an assignment for the benefit of creditors; or
(iv)	consent to the appointment of a receiver of the whole or any substantial part of its assets;

(c)	if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company, a receiver of the whole or any substantial part of Company’s assets, and such order, judgment or decree shall not be vacated or set aside or stayed within 90 days from the date of entry thereof;

(d)	if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Company’s assets and such custody or control shall not be terminated or stayed within 90 days from the date of assumption of such custody or control.

Failure by the Holder to take action with respect to any Event of Default shall not constitute a waiver of the right to take action in the event of any subsequent Event of Default.

6.	Remedies. In case any one or more of the Events of Default specified in Section 7 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder.

7.	Amendments and Waivers. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder.

8.	Assignability. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns.

9.	Maximum Interest Rate. Regardless of any provision contained herein, Holder shall never be entitled to contract for, charge, take, reserve, receive, or apply, as interest on this note any amount in excess of the Highest Lawful Rate (as hereinafter defined). If Holder ever contracts for, charges, takes, reserves, receives, or applies as interest any such excess, it shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the principal hereof is paid in full, any remaining excess shall promptly be paid to Company. In determining whether interest paid or payable exceeds the Highest Lawful Rate, Company and Holder shall, to the maximum extent permitted under applicable Law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) “spread” the total amount of interest throughout the entire contemplated term hereof; provided that, if the principal hereof is paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence exceeds the Highest Lawful Rate, Holder shall refund the excess, and, in such event, Holder shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate. As used herein, the term “Highest Lawful Rate” means the maximum rate of interest (or, if the context requires, an amount calculated at such rate) which Holder is allowed to contract for, charge, take, reserve, or receive under applicable federal or state (whichever is higher) law from time to time in effect after taking into account, to the extent required by applicable federal or state (whichever is higher) law from time to time in effect, any and all relevant payments or charges under this Note.

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10.	Notices.

(a)	All notices, requests, consents and other communications hereunder will be in writing and will be mailed (a) if delivered from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or (b) if delivered from outside the United States, by International Federal Express. All notices, requests, consents and other communications hereunder will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed and (iii) if delivered by International Federal Express, two business days after so mailed, and will be delivered and addressed (x) if to the registered Holder, to the address of such Holder as shown on the books of the Company, or (y) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holder:

Ronco Holdings, Inc.

15505 Long Vista Drive Austin, TX 78728

Attn: William Moore, CEO

Fax No.: (512) 238-1136

(b)	Any party may give any notice, request, consent or other communication under this Note using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

11.	Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

12.	Governing Law. This Note shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Note shall be brought only in the New York Supreme Court, County of New York, or the United States District Court for the Southern District of New York and the parties hereto irrevocably submits to such jurisdiction, which shall be exclusive. The parties hereby waive any and all rights to trial by jury.

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13.	Waivers. The non-exercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

14.	Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the original date of this Note.

15.	Waiver. The Company and all others who may become liable for payment of the indebtedness evidenced by this Note do hereby waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment and all other notices of any kind, other than notices specifically required by this Note.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Note as of the date first written above.

RONCO HOLDINGS, INC.

By: /s/ William M. Moore

Name: William M. Moore

Title: Chief Executive Officer

AGREED AND ACCEPTED BY HOLDER:

By: /s/ Fredrick Schulman

By: Fredrick Schulman, Attorney at Law, as Agent

[Signature page to Amended and Restated Schulman Note]

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